Vereinsregisterauszug zum Stichtag 05.02.2020

Allgemeine Daten

Zuständigkeit	**BEZIRKSHAUPTMANNSCHAFT ZELL AM SEE**
ZVR-Zahl	**218969605**

Vereinsdaten

Name	**Fußballclub Pinzgau Saalfelden**
Sitz	**Saalfelden am Steinernen Meer (Saalfelden am Steinernen Meer)**
c/o	-
Zustellanschrift	**5760 Saalfelden am Steinernen Meer, Lofererstraße 46**
Land	**Österreich**
Entstehungsdatum	**23.05.2007**
statutenmäßige Vertretungsregelung	**Der Obmann/Präsident vertritt den Verein nach außen.** **Schriftliche Ausfertigungen des Vereins bedürfen zu ihrer Gültigkeit der Unterschriften des Obmanns/Präsidenten und des Schriftführers, in Geldangelegenheiten (vermögenswerte Dispositionen) des Obmanns/Präsidenten und des Kassiers.** **Im Fall der Verhinderung treten an die Stelle des Obmanns/Präsidenten, des Schriftführers oder des Kassiers ihre Stellvertreter.**

Organschaftliche Vertreter

Obmann

Vertretungsbefugnis	**07.03.2018 - 06.03.2022** *(Funktionsperiode)*
Familienname	**Kainz**
Vorname	**Siegfried**
Titel (vorang.)	**Dr.**
Titel (nachg.)	-

Obmann Stellvertreter

Vertretungsbefugnis	**07.03.2018 - 06.03.2022** *(Funktionsperiode)*
Familienname	**Herzog**
Vorname	**Christian**
Titel (vorang.)	**Mag.**
Titel (nachg.)	-

Schriftführer

Vertretungsbefugnis	**07.03.2018 - 06.03.2022** *(Funktionsperiode)*
Familienname	**Rathgeb**
Vorname	**Klaus**
Titel (vorang.)	-
Titel (nachg.)	-

Schriftführer Stellvertreter

Vertretungsbefugnis	**07.03.2018 - 06.03.2022** *(Funktionsperiode)*
Familienname	**Pichlmaier**
Vorname	**Christoph**
Titel (vorang.)	-
Titel (nachg.)	-

Kassier

Vertretungsbefugnis	**07.03.2018 - 06.03.2022** *(Funktionsperiode)*
Familienname	**Bründlinger**
Vorname	**Herbert**
Titel (vorang.)	-

"-" = Keine Eintragungen vorhanden

Titel (nachg.) -

Kassier Stellvertreter

Vertretungsbefugnis **07.03.2018 - 06.03.2022** *(Funktionsperiode)*

Familienname **Hutter**

Vorname **Peter**

Titel (vorang.) -

Titel (nachg.) -

Hinweise

Dieser Auszug enthält Angaben über jene Personen, welche als Gründer oder Abwickler auf Grund des Gesetzes (§§ 2 Abs 2 bzw 30 Abs 1 VerG) oder als organschaftliche Vertreter nach den Vereinsstatuten zur Vertretung des Vereins nach außen befugt sind.

Mit Ausnahme der Vertretung durch einen behördlich bestellten Abwickler stützt sich diese Auskunft auch auf Angaben der betreffenden Personen bzw des Vereins über seine Vertretungsverhältnisse und auf die Vertretungsregelung in den vorliegenden Vereinsstatuten.

Insofern wird damit weder mit verbindlicher Wirkung festgestellt noch bestätigt, dass die genannten Personen auch tatsächlich diese Funktionen rechtsgültig innehaben oder hatten.

Das Vertrauen auf die Richtigkeit dieser Auskunft ist soweit geschützt, als nicht jemand ihre Unrichtigkeit kennt oder kennen muss (§ 17 Abs 8 VerG).

Aussteller **Bundesministerium f.Inneres Abteilung IV/2**

Tagesdatum / Uhrzeit **Mittwoch 05.Februar 2020 \ 14:23:07**

REPUBLIK ÖSTERREICH AMTSSIGNATUR	Datum/Zeit	2020-02-05T14:23:12+01:00
	Aussteller-Zertifikat	a-sign-corporate-light-02
	Serien-Nr.	1624172
Prüfinformation	Informationen zur Prüfung des elektronischen Siegels bzw. der elektronischen Signatur finden Sie unter: https://www.signaturpruefung.gv.at Eine Verifizierung des Ausdruckes kann bei der ausstellenden Behörde/Dienststelle erfolgen.	
Hinweis	Dieses Dokument wurde amtssigniert.	